Exhibit 99.1

Expedia and Decolar.com Strengthen Partnership

Expedia, Inc. and Decolar.com, Inc. Deepen Hotel Supply Relationship;

Expedia Makes Equity Investment

BELLEVUE, WA, March 10, 2015 – Expedia, Inc. (NASDAQ: EXPE) and Decolar.com, Inc., the Latin American online travel company that operates the Decolar.com and Despegar.com branded websites, announced today that the two companies have expanded their partnership to include deeper cooperation on hotel supply and a $270 million minority equity investment by Expedia.

Building on the commercial relationship the two companies have had since 2002, the expanded agreement broadens Expedia’s powering of Decolar’s hotel supply and introduces the opportunity for Decolar to provide Expedia access to its hotel supply in Latin America. The customers of both companies will benefit from the broad, shared selection of hotels, and hotel partners will gain increased access to travelers in Latin America and around the world.

Expedia’s equity investment further strengthens the relationship between the two companies and will help each company grow by better serving customers in the highly competitive global travel market. The overall investment of $270 million, which will be accounted for on a cost basis for Expedia, comprises a mix of primary and secondary investments.

“Decolar is a clear online travel leader in the highly attractive Latin American market,” said Dara Khosrowshahi, President and Chief Executive Officer, Expedia, Inc. “We are incredibly excited to grow our exposure to customers in Latin America through our investment, and to power Decolar’s growing outbound lodging demand through our global supply team.”

“Partnering with Expedia gives our customers access to differentiated international hotel supply. Decolar customers will be able to access more hotels at even better prices around the world. Having one of the leading global players as a shareholder will surely help us continue expanding the reach and quality of our services,” said Roberto Souviron, Chief Executive Officer, Decolar.com, Inc. “We look forward to accelerating our growth together with the Expedia team.”

About Expedia, Inc.

Expedia, Inc. (NASDAQ: EXPE) is one of the world’s largest travel companies, with an extensive brand portfolio that includes leading online travel brands, such as:

•	Expedia.com®, the world’s largest full service online travel agency with localized sites in 31 countries

•	Hotels.com®, the hotel specialist with localized sites in more than 60 countries

•	Hotwire®, a leading discount travel site that offers opaque deals in 12 countries throughout North America, Europe and Asia

•	Travelocity®, a pioneer in online travel and a leading online travel agency in the US and Canada

•	Egencia®, the world’s fifth largest corporate travel management company

•	eLong™, a leading mobile and online travel service provider in China

•	Venere.com™, an online hotel reservation specialist in Europe

•	trivago®, a leading online hotel metasearch company with sites in 49 countries

•	Wotif Group, a leading operator of travel brands in the Asia-Pacific region, including Wotif.com®, lastminute.com.au®, travel.com.au, Asia Web Direct®, LateStays.com, GoDo.com.au and Arnold Travel Technology

•	Expedia Local Expert®, a provider of online and in-market concierge services, activities, experiences and ground transportation in hundreds of destinations worldwide

•	Classic Vacations®, a top luxury travel specialist

•	Expedia® CruiseShipCenters®, a provider of exceptional value and expert advice for travelers booking cruises and vacations through its network of 180 franchise locations across North America

•	CarRentals.com™, the premier car rental booking company on the web

The company delivers consumers value in leisure and business travel, drives incremental demand and direct bookings to travel suppliers, and provides advertisers the opportunity to reach a highly valuable audience of in-market consumers through Expedia® Media Solutions. Expedia also powers bookings for some of the world’s leading airlines and hotels, top consumer brands, high traffic websites, and thousands of active affiliates through Expedia® Affiliate Network. For corporate and industry news and views, visit us at www.expediainc.com or follow us on Twitter @expediainc.

About Decolar.com, Inc.

Decolar.com is the leading online travel agency in Latin America and includes both the Decolar.com and Despegar.com brands. Founded in 1999, and present in 21 countries in the region, Decolar’s websites and mobile applications help leisure and business travelers to book hotel rooms, airline tickets, packages, rental cars, cruises and attraction tickets around the world. The company was advised by JP Morgan Securities LLC in this transaction.

Forward-looking Statements.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the expected benefits of the Expedia/Decolar agreements. These statements are based on the expectations of Decolar and Expedia management as of the date hereof and assumptions which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Actual results and the timing and outcome of events may differ materially from those expressed or implied in the forward-looking statements for a variety of reasons, including, among others, the ability of Expedia, Inc. to successfully implement the agreement, or meet forecasts and other expectations, as well as other risks detailed in Expedia, Inc.’s public filings with the Securities and Exchange Commission, including Expedia, Inc.’s most recent Annual Report on Form 10-K. Except as required by law, Decolar and Expedia undertake no obligation to update any forward-looking or other statements in this release, whether as a result of new information, future events or otherwise.

FOR MORE INFORMATION:

Expedia, Inc.

Sarah Gavin, Head of Communications, Expedia, Inc.

(425) 679-8917

sgavin@expedia.com

Expedia, Inc. Communications

(425) 679-4317

press@expedia.com

Expedia, Inc. Investor Relations

(425) 679-3759

ir@expedia.com

Decolar.com, Inc. Communications

Francisco Stengel

Tel: +54 -11- 4821-9350

fstengel@moremedia.com.ar

press@decolar-inc.com